UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

ENCORE ACQUISITION COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16295 (Commission File Number)	75-2759650 (IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)

Registrant’s telephone number, including area code: (817) 877-9955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On June 30, 2005, Encore Acquisition Company, a Delaware corporation (the “Company”), and the Company’s subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) for the sale of $300,000,000 aggregate principal amount of the Company’s 6.0% Senior Subordinated Notes due 2015 (the “Notes”). The Company intends to use the net proceeds of the proposed offering to redeem all $150 million of its outstanding 8.375% Senior Subordinated Notes due 2012, to reduce outstanding indebtedness under its existing revolving credit facility, and for general corporate purposes. The closing under the Purchase Agreement is expected to occur on July 13, 2005, subject to customary closing conditions.

     The Company will pay interest on the Notes on January 15 and July 15 of each year, beginning on January 15, 2006. The Notes will mature on July 15, 2015. The Company has the option to redeem all or a portion of the Notes on or after July 15, 2010 at redemption prices (expressed as a percentage of principal amount) ranging from 103% to 100%, plus accrued and unpaid interest to the redemption date. In addition, at any time prior to July 15, 2008, the Company may redeem up to 35% of the original principal amount of the Notes at the redemption price (expressed as a percentage of principal amount) of 106%, plus accrued and unpaid interest to the redemption date, using the proceeds of specified equity offerings. The Company may also redeem the Notes, in whole but not in part, at a redemption price equal to the principal amount of the Notes plus an applicable premium at any time prior to July 15, 2010.

     The Purchase Agreement contains customary representations and warranties of the Company and the Subsidiary Guarantors. The Purchase Agreement also contains customary indemnification and contribution provisions whereby the Company and the Subsidiary Guarantors, on one hand, and the initial purchaser of the Notes, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

     The indenture governing the Notes will contain affirmative and negative covenants that will, among other things, limit the Company’s and the Subsidiary Guarantors’ ability, among other things, to incur additional indebtedness; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of restricted subsidiaries to pay dividends, make loans or transfer property to the Company; engage in affiliate transactions; sell assets, including capital stock of subsidiaries; and consolidate, merger or transfer assets. The covenants in the Notes are substantially similar to the covenants in the Company’s 6.25% Senior Subordinated Notes due 2014, except for changes in redemption premiums and date-specific references. The indenture governing the Notes will also contain customary events of default. Upon the occurrence of certain events of default, the trustee or the holders of the Notes may declare all outstanding Notes to be due and payable immediately.

     The Notes are being offered by the initial purchaser only to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions. In connection with the closing of the Purchase Agreement, the Company, the Subsidiary Guarantors and the initial purchaser of the Notes will enter into a registration rights agreement, pursuant to which the Company will agree to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act.

     A copy of the press release issued by the Company on June 30, 2005 announcing the pricing of the Notes, attached hereto as Exhibit 99.1, is incorporated by reference herein.

Item 8.01 Other Events

     The Company estimates that the premium to redeem all $150 million of its outstanding 8.375% Senior Subordinated Notes due 2012 would have been $22.0 million at March 31, 2005 and $18.1 million at June 30, 2005. Combined with the unamortized balance of debt issuance costs, the Company estimates the pre-tax charge to earnings from the redemption of the 8.375% Senior Subordinated Notes due 2012 would have been $25.8 million at March 31, 2005 and $21.8 million at June 30, 2005.

     As of June 30, 2005, the Company had approximately $140 million outstanding under its revolving credit facility.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated June 30, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: July 7, 2005	By:	/s/ Robert C. Reeves
Robert C. Reeves
Vice President, Controller and Principal Accounting Officer